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                                                                    EXHIBIT 21.1


                                  SUBSIDIARIES

      The Subsidiaries of the Dayton Superior Corporation are:

            Symons Corporation
            Dur-O-Wal, Inc.
            Dayton Superior Canada Ltd.
            Dayton Superior FSC Corp.